                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant             [X]
Filed by a Party other than
       the Registrant               [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material under Rule 14a-12


                             JDN REALTY CORPORATION
                (Name of Registrant as Specified in Its Charter)

                   -------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rule 14a-6(i)(1) and 0-11.
       (1)   Title of each class of securities to which transaction applies:
       (2)   Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
       (4)   Proposed maximum aggregate value of transaction:
       (5)   Total Fee paid:
[ ]    Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
       (1)   Amount Previously Paid:
       (2)   Form, Schedule or Registration Statement No.:
       (3)   Filing Party:
       (4)   Date Filed:

                             JDN REALTY CORPORATION

                            359 EAST PACES FERRY ROAD
                                    SUITE 400
                             ATLANTA, GEORGIA 30305



                                                                 August 3, 2000


TO THE SHAREHOLDERS OF
JDN REALTY CORPORATION:

         You are cordially invited to attend the 2000 Annual Meeting of Shareholders of JDN Realty Corporation, to be held on Tuesday, August 29, 2000, at 8:00 a.m. (Atlanta Time) at the JW Marriott Hotel Lenox at 3300 Lenox Road Northeast, Atlanta, Georgia 30326. Please read the enclosed Annual Report to Shareholders and Proxy Statement for the 2000 Annual Meeting of Shareholders. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card as soon as possible so that your vote will be recorded. You may vote if you were a shareholder of record at the close of business on July 7, 2000. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting. Please note that if your shares are held in "street name" (that is, through a broker, bank or other nominee) and you wish to vote at the Annual Meeting, you will need to obtain from the record holder a proxy form issued in your name to vote.



                                              Sincerely,


                                              /s/ Craig Macnab
                                              ----------------------------------
                                              Craig Macnab
                                              Chief Executive Officer





                                    IMPORTANT

                 COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD
                             AND RETURN IT PROMPTLY.

                             JDN REALTY CORPORATION

                            359 EAST PACES FERRY ROAD
                                    SUITE 400
                             ATLANTA, GEORGIA 30305

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 29, 2000

                                 ---------------

TO THE SHAREHOLDERS OF
JDN REALTY CORPORATION:

         The Annual Meeting of Shareholders of JDN Realty Corporation will be held on Tuesday, August 29, 2000, at 8:00 a.m. (Atlanta Time) at the JW Marriott Hotel Lenox at 3300 Lenox Road Northeast, Atlanta, Georgia 30326, for the following purposes:

         (1)  The election of two nominees as Class III Directors;

         (2) The ratification of the appointment of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for the Company's 2000 fiscal year; and

         (3) The transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on July 7, 2000, as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.


                                          By order of the Board of Directors,



                                          /s/ John D. Harris, Jr.
                                          --------------------------------------
                                          John D. Harris, Jr.
                                          Corporate Secretary


Atlanta, Georgia
August 3, 2000


                                    IMPORTANT

         WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE FURNISHED FOR THAT PURPOSE. IF YOU ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                             JDN REALTY CORPORATION

                            359 EAST PACES FERRY ROAD
                                    SUITE 400
                             ATLANTA, GEORGIA 30305

                                 ---------------

                                 PROXY STATEMENT

                                 --------------

                                  INTRODUCTION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors") of JDN Realty Corporation (the "Company"), to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the JW Marriott Hotel Lenox at 3300 Lenox Road Northeast, Atlanta, Georgia 30326, on Tuesday, August 29, 2000, at 8:00 a.m. (Atlanta Time), or at any adjournment thereof, for the purposes set forth in the accompanying notice. This Proxy Statement and the accompanying form of proxy are first being mailed or given to shareholders of the Company on or about August 3, 2000.

         If the enclosed proxy is properly executed, returned and not revoked, it will be voted in accordance with the instructions, if any, given by the shareholder, and if no instructions are given, will be voted in the following manner:

         (1)  FOR the election of two nominees as Class III Directors;

         (2) FOR the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for the Company's 2000 fiscal year; and

         (3) In accordance with the recommendations of the Board of Directors on any other proposal that may properly come before the Annual Meeting.

         The persons named as proxies on the enclosed form of proxy were selected by the Board of Directors. Shareholders who sign proxies have the right to revoke them at any time before they are voted by notifying the Company in writing prior to the date of the Annual Meeting or by voting by ballot at the Annual Meeting. Shareholders whose shares are held through a broker, bank or other nominee will need to obtain from the record holder a proxy form issued in the name of the beneficial owner in order to vote at the Annual Meeting.

         All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Please note that shareholders who hold shares in "street name" (that is, through a broker, bank or other nominee) will need to bring personal identification and proof of ownership as of the record date and check in at the registration desk at the Annual Meeting. A brokerage statement or letter from the record holder indicating ownership as of the record date are examples of proof of ownership.

         The Board of Directors has fixed the close of business on July 7, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the close of business on the record date, the Company had authorized 150,000,000 shares of common stock, $.01 par value per share (the "Common Stock"), of which 32,572,659 shares were outstanding and entitled to vote. The Common Stock is the Company's only outstanding class of voting securities entitled to be voted at the Annual Meeting.

                        PROPOSAL 1: ELECTION OF DIRECTORS

INTRODUCTION

         The Amended and Restated Bylaws of the Company (the "Bylaws") provide that the Board of Directors is to be comprised of no less than three and no more than nine Directors, as determined within that range by the Board of Directors. Effective March 31, 1999, Robert P. Corker, Jr. resigned as a Class I Director, which created a vacancy on the Board of Directors. On May 19, 1999, the Board of Directors elected Philip G. Satre as a Class I Director to fill the vacancy until the Annual Meeting. Effective April 12, 2000, J. Donald Nichols resigned as a Class III Director. As a result of the vacancy created by Mr. Nichols' resignation and pursuant to the requirement set forth in the Bylaws that the three classes of the Board of Directors be equal or approximately equal in number, the Board of Directors has nominated Mr. Satre to stand for re-election as a Class III Director.

         On July 24, 2000, the Company announced that Elizabeth L. Nichols will resign as a Class II Director of the Company, to be effective August 20, 2000. Ms. Nichols' resignation will create an additional vacancy on the Board of Directors.

         The Board of Directors nominates and shareholders vote on one class of Directors at each year's annual meeting of shareholders. The Board of Directors has nominated Craig Macnab and Philip G. Satre, each of whom currently serve on the Board of Directors, for election at the Annual Meeting as Class III Directors to serve until the annual meeting of shareholders in 2003 and until their successors have been elected and qualified. Mr. Macnab and Mr. Satre have consented to be candidates and to serve as Directors if elected.

         Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby for the individuals nominated by the Board of Directors. Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee that the current Board of Directors selects.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES:


CLASS III NOMINEES      AGE                  BUSINESS EXPERIENCE                           DIRECTOR SINCE
------------------      ---                  -------------------                           --------------
Craig Macnab            44     Chief Executive Officer, JDN Realty Corporation (April         December 1993
                               2000 - Present); Financial Consultant and Investor
                               (1999 - 2000); President, Tandem Capital (1997 - 1999);
                               General Partner, MacNiel Advisors (1993 - 1996)


Philip G. Satre         51     President and Chief Executive Officer, Promus Companies,         May 1999
                               Inc., Harrah's Entertainment, Inc. (April 1994 - Present);
                               Chairman of the Board, Harrah's Entertainment, Inc.*
                               (January 1997 - Present); Director, JCC Holding Company
                               and TABCORP Holdings Limited, an Australian public
                               company (Present)


---------------------

* In 1995, Mr. Satre was Chairman of the Executive Committee of Harrah's Jazz Company and President and director of Harrah's Jazz Finance Corp., both of which filed petitions under Chapter 11 of the United States Bankruptcy Code. A Plan of Reorganization for both companies was consummated in October 1998.

REQUIRED VOTE

         In accordance with the Bylaws, the election of the Class III nominees named above requires a plurality of all the votes cast (in person or by proxy) at a meeting of shareholders at which a quorum is present. The Company's Charter does not provide for cumulative voting and, accordingly, the holders of Common Stock do not have cumulative voting rights with respect to the election of Directors. Consequently, each shareholder may cast only one vote per share for each of the nominees.

OTHER DIRECTORS

         In addition to the Class III Directors named above, the persons named below currently serve on the Board of Directors of the Company. The terms of the Class I Directors expire at the annual meeting of shareholders in 2001. On July 24, 2000, the Company announced that Elizabeth L. Nichols will resign as a Class II Director of the Company, to be effective August 20, 2000. The term of the remaining Class II Director expires at the annual meeting of shareholders in 2002. Shareholders are not voting on the election of the Class I Directors and the Class II Directors. The following table shows the names, ages and business experience during the past five years (including all positions held with the Company) of each Class I and Class II Director, and the month and year in which each was first elected to the Board of Directors.


CLASS I DIRECTORS              AGE                     BUSINESS EXPERIENCE                         DIRECTOR SINCE
-----------------              ---                     -------------------                         --------------
William B. Greene              63    Chairman of the Board, Carter County Bancshares                December 1993
                                     (1964 - Present), BancTenn Corporation, (1976 - Present),
                                     Bank of Tennessee (Present); Director, Lone Star Steak
                                     & Saloon, Inc. (Present)

William G. Byrnes              49    Chairman of the Board and Chief Executive Officer,             February 1998
                                     Paladin Ventures, LLC (June 1999 - Present); Chief
                                     Executive Officer, Meditrust Corporation (January 2000 -
                                     April 2000); Distinguished Teaching Professor of Finance,
                                     McDonough School of Business, Georgetown  University,
                                     Washington, D.C. (August 1998 - May 1999); Managing
                                     Director, Alex. Brown & Sons (July 1981 - February 1998);
                                     Director, The Meditrust Companies and Security Capital
                                     Preferred Growth Incorporated (Present)


CLASS II DIRECTORS            AGE                      BUSINESS EXPERIENCE                         DIRECTOR SINCE
------------------            ---                      -------------------                         --------------
Haywood D. Cochrane, Jr.      51    President and Chief Executive Officer, Meridian Corporate       December 1993
                                    Healthcare, Inc. (February 1997 - Present); Chief
                                    Financial Officer, Laboratory Corp. of America Holdings,
                                    Inc. (April 1995 - October 1996); Acquisition work for
                                    National Health Laboratories, Inc. (June 1994 - April
                                    1995); Director, Sonus Corporation and Tripath, Inc.
                                    (Present)

Elizabeth L. Nichols          46    President, JDN Realty Corporation (December 1993 - Present);    December 1993
                                    Director, Ruby Tuesdays, Inc. and Tritel PCS (Present)


MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         During 1999, the Board of Directors held four meetings and took various actions by written consent. All Directors attended at least 75% of the meetings of the Board of Directors and its committees held while they were Directors. The Board of Directors has established the standing committees described below.

         The Executive Committee acts on behalf of the Board of Directors on certain matters concerning the management and conduct of the business and affairs of the Company other than those matters that cannot by law be delegated by the Board of Directors. The Executive Committee is currently comprised of Messrs. Byrnes and Macnab and Ms. Nichols. J. Donald Nichols served as a member of the Executive Committee until his resignation from the Board of Directors effective April 12, 2000. Ms. Nichols will serve as a member of the Executive Committee through August 20, 2000, when her resignation from the Board of Directors will be effective. The Executive Committee held no meetings during 1999, instead taking one action by unanimous written consent.

         The Audit Committee selects and engages on behalf of the Company, subject to shareholder ratification, and fixes the compensation of, a firm of independent certified public accountants whose responsibility it is to audit the financial statements of the Company and its subsidiaries for the fiscal year in which they are appointed, and to report its findings to the Audit Committee. The Audit Committee confers with the auditors and determines and reports to the Board of Directors on the plans and results of the auditing of the financial statements of the Company and its subsidiaries. The Audit Committee is also responsible for determining that the business practices and conduct of employees and other representatives of the Company and its subsidiaries comply with the Company's policies and procedures. None of the members of the Audit Committee may be officers or employees of the Company. The Audit Committee is currently comprised of Messrs. Cochrane and Satre. Robert P. Corker, Jr. served as a member of the Audit Committee until his resignation from the Board of Directors effective March 31, 1999. Craig Macnab served as a member of the Audit Committee until he became Chief Executive Officer of the Company effective April 12, 2000. The Audit Committee held one meeting during 1999.

         The Compensation Committee is responsible for establishing a general compensation policy for the Company and has the responsibility for the approval of increases in Director fees and in salaries paid to officers and senior employees earning an annual base salary in excess of $150,000. The Compensation Committee administers the Company's employee benefit plans, including any stock compensation plans, stock purchase plans, bonus plans, retirement plans and medical, dental and insurance plans. In connection therewith, the Compensation Committee determines, subject to the provisions of the Company's plans, the persons eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. The Compensation Committee is currently comprised of Messrs. Greene and Byrnes. The Compensation Committee held seven meetings during 1999, and took one action by unanimous written consent.

         The Board of Directors has no standing nominating committee.

COMPENSATION OF DIRECTORS

         Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors or any committee of the Board of Directors. In 1999, directors who were not employees of the Company or its affiliates were paid the compensation described below. All Directors receive reimbursement for any reasonable expenses incurred in attending Board of Directors or committee meetings.

         The JDN Realty Corporation 1993 Non-Employee Director Plan (the "Director Plan") provides that Directors who are not employees of the Company or its affiliates will automatically receive options to purchase 15,000 shares of Common Stock on January 1 of each year at an exercise price equal to the fair market value of the Common Stock on the date of grant. The options (one-third of which may be exercised starting six months from the date of grant, an additional one-third starting 18 months from the date of grant and an additional one-third starting 30 months from the date of grant) expire ten years after the date of grant. The Director Plan further provides that Directors who are not employees of the Company will automatically receive $10,000 in aggregate value of Common Stock (each a "Stock Award") on the first day of each calendar quarter. In 1999, the Director Plan was amended to provide that the Stock Awards would be made in an amount equal to $10,000 less the amount of Director Compensation (as defined in the Director Plan) each Participant has deferred under the JDN Realty Corporation Deferred Director Compensation Plan (the "Deferral Plan") for that fiscal quarter, divided by the value of the stock in the Stock Award. Beginning October 1, 1999, each eligible Director elected to defer receipt of his Stock Award to a future date pursuant to the Deferral Plan. Pursuant to the terms of the Director Plan, shares of Common Stock received by Directors pursuant to a Stock Award that are not deferred pursuant to the Deferral Plan are not transferable for a period of six months after the award is made.

         The following table sets forth the number of shares of Common Stock underlying outstanding options that have been granted and the Stock Awards that have been made pursuant to the Director Plan as of June 30, 2000:


                                       Number of Shares            Stock Awards
Name                                  Underlying Options      (Number of Shares)(1)
----                                  ------------------      ---------------------
William G. Byrnes                           30,000 (2)                1,414

Haywood D. Cochrane, Jr.                    52,500 (3)                1,414

William B. Greene                           52,500 (3)                1,414

Craig Macnab                                49,500 (4)                1,414

Philip G. Satre                             15,000 (5)                  447
                                          --------                   ------

     Total                                 199,500                    6,103
                                          ========                   ======

------------------

(1) Represents Stock Awards made on January 1, 1999, April 1, 1999 and July 1, 1999. The receipt of awards made in subsequent quarters has been deferred pursuant to an election made by each eligible Director under the Deferral Plan.

(2) Represents options to purchase 15,000 shares of Common Stock at $21.56 per share and 15,000 shares of Common Stock at $16.13 per share.

(3) Represents options to purchase 4,500 shares of Common Stock at $14.67 per share, 4,500 shares of Common Stock at $13.33 per share, 4,500 shares of Common Stock at $14.92 per share, 4,500 shares of Common Stock at $18.42 per share, 4,500 shares of Common Stock at $21.58 per share, 15,000 shares of Common Stock at $21.56 per share and 15,000 shares of Common Stock at $16.13 per share.

(4) Represents options to purchase 4,500 shares of Common Stock at $14.67 per share, 1,500 shares of Common Stock at $13.33 per share, 4,500 shares of Common Stock at $14.92 per share, 4,500 shares of Common Stock at $18.42 per share, 4,500 shares of Common Stock at $21.58 per share, 15,000 shares of Common Stock at $21.56 per share and 15,000 shares of Common Stock at $16.13 per share. Mr. Macnab became ineligible to participate in the Director Plan in April 2000, when he was appointed as the Company's Chief Executive Officer.

(5) Represents options to purchase 15,000 shares of Common Stock at $16.13 per share.

               PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

         The Audit Committee of the Board of Directors has selected the firm of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for the Company's 2000 fiscal year, subject to ratification by shareholders. Ernst & Young LLP has served as the independent auditors of the Company since the Company's formation in December 1993. One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires, and will be available to respond to appropriate questions.

REQUIRED VOTE

         Ratification of the appointment of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for the Company's 2000 fiscal year requires the affirmative vote of a majority of the votes cast (in person or by proxy) by the holders of Common Stock entitled to vote at the Annual Meeting. If the appointment is not ratified, the matter will be referred to the Audit Committee for further review.

          THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR
              RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

             CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

         The following list identifies the name, age and position(s) with the Company or JDN Development Company, Inc. ("JDN Development") of each of the executive officers of the Company:


                  Name              Age    Positions
                  ----              ---    ---------
         Craig Macnab               44     Chief Executive Officer and Director
         Elizabeth L. Nichols*      46     President and Director
         W. Fred Williams           54     President and Director, JDN Development
         John D. Harris, Jr.        40     Vice  President, Interim Chief Financial
                                           Officer, Secretary and Treasurer
         Laurie A. Farris           38     Vice President and Director of Acquisitions
         David L. Henzlik           38     Vice President and Director of Development,
                                           Leasing, JDN Development
         Leilani L. Jones           39     Vice President and Director of Property
                                           Management and Assistant Secretary
         Andrew E. Rothfeder        31     Vice President and Director of Asset Management

         ------------------

         * On July 24, 2000, the Company announced Ms. Nichols' resignation as a Director of the Company, to be effective August 20, 2000, and as the President of the Company, to be effective September 1, 2000.

         The term of each executive officer runs until his or her successor is elected and qualified at the first meeting of the Board of Directors following the Annual Meeting, or until his or her earlier resignation or removal. The following is a biographical summary of the experience of the executive officers of the Company who are not members of the Company's Board of Directors.

         W. Fred Williams. Mr. Williams has served as President of JDN Development since March 2000. From 1987 to 1999, Mr. Williams was a partner with the law firm of Farris, Warfield & Kanaday, PLC in Nashville, Tennessee. From 1985 to 1987, Mr. Williams performed consulting services for JDN Enterprises, Inc., the Company's predecessor, in connection with the development of shopping center properties in the Southeastern United States. From 1979 to 1985, Mr. Williams was a partner with the law firm of Dearborn & Ewing in Nashville, Tennessee. Mr. Williams concentrated his legal career in real estate and real estate development. In addition, in each of the law firms with which he was associated, he served as managing partner and chairman of the real estate, banking and secured transaction section.

         John D. Harris, Jr. Mr. Harris was appointed Interim Chief Financial Officer, Secretary and Treasurer of the Company in April 2000. Mr. Harris has served as Vice President of the Company since May 1998 and, from July 1994 to July 2000, served as Controller of the Company. Mr. Harris is a certified public accountant.

         Laurie A. Farris. Ms. Farris has served as Vice President and Director of Acquisitions since joining the Company in June 1997. From August 1991 to June 1997, Ms. Farris served as Vice President, Senior Commercial Real Estate Underwriter and Portfolio Manager of First Union National Bank in Nashville, Tennessee. Ms. Farris is a Certified Commercial Investment Member ("CCIM").

         David L. Henzlik. Mr. Henzlik has served as Vice President and Director of Development, Leasing of JDN Development since December 1999. From March 1995 to December 1999, Mr. Henzlik served as Vice President and Director of Leasing of the Company.

         Leilani L. Jones. Ms. Jones has served as Vice President and Director of Property Management of the Company since its formation in December 1993 and as Assistant Secretary since May 1997. Ms. Jones is a Certified Property Manager and a CCIM.

         Andrew E. Rothfeder. Mr. Rothfeder served as a leasing agent of the Company since its formation in December 1993 and has served as Vice President and Director of Asset Management of the Company since May 1999. Mr. Rothfeder received his MBA from the Wharton School of the University of Pennsylvania in 1999.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth information with respect to ownership of Common Stock as of June 30, 2000 by (i) each person known by the Company, based solely on a review of electronic filings made with the Securities and Exchange Commission (the "SEC"), to be a beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's Directors and nominees for Director, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all current Directors and executive officers and Directors of the Company as a group. Unless otherwise indicated, each shareholder listed below has sole voting and investment power with respect to the shares beneficially owned.

                                                       Amount and      Percent of
                                                       Nature of      Common Stock
                                                       Beneficial      Beneficially
Name and Address of Beneficial Owner                   Ownership        Owned (1)
------------------------------------                   ---------        ---------
LaSalle Investment Management Securities, L.P.         2,342,707          6.9%
200 East Randolph Drive
Chicago, Illinois 60601

Stichting Pensioenfonds voor de Gezondheid,            1,771,760          5.2%
Geestelijke en Maatschappelijke Belangen
P.O. Box 4001
3700 KA Zeist
The Netherlands

Warren E. Buffett                                      1,723,700          5.1%
1440 Kiewit Plaza
Omaha, Nebraska 68131

Name of Beneficial Owner
------------------------
J. Donald Nichols+                                       937,007(2)       2.8%
Elizabeth L. Nichols++                                   880,670(3)       2.6%
William J. Kerley+++                                     273,770(4)       *
C. Sheldon Whittelsey, IV+                                 2,185          *
Jeb L. Hughes+                                             3,024          *
William G. Byrnes                                         34,283(5)       *
Haywood D. Cochrane, Jr                                   38,914(6)       *
William B. Greene                                         35,914(6)(7)    *
Craig Macnab                                              34,414(8)       *
Philip G. Satre                                            7,947(9)       *
All Executive Officers and Directors as a Group
  (12 persons)                                         1,371,098          4.1%

---------------------
*        Represents less than 1% of the outstanding shares of Common Stock.
+        Resigned as an executive officer effective February 13, 2000.
++       Resigning as an executive officer, to be effective September 1, 2000.
+++      Resigned as an executive officer effective April 11, 2000.

(1) Pursuant to the rules of the SEC, shares of Common Stock which beneficial owners identified in this table have a right to acquire within 60 days of the date indicated are deemed to be outstanding for the purpose of computing the percent of Common Stock beneficially owned by that owner but are not deemed outstanding for the purpose of computing ownership of any other beneficial owner in the table.

(2) Mr. Nichols has disclaimed beneficial ownership of shares owned by Ms. Nichols.

(3) Includes options currently exercisable to purchase 165,209 shares at an exercise price of $14.67 per share, 75,000 shares at an exercise price of $13.50 per share (the vesting of which was accelerated to June 30, 1998, as a result of achieving a predetermined goal) and 225,000 shares at an exercise price of $20.75 per share. Ms. Nichols has disclaimed beneficial ownership of shares beneficially owned by Mr. Nichols. See "EXECUTIVE COMPENSATION -

         Employment Contracts and Change-in-Control Arrangements" for a description of the terms of the severance agreement between the Company and Ms. Nichols pertaining to these options.

(4) Includes options currently exercisable to purchase 67,962 shares at an exercise price of $14.67 per share, 33,000 shares at an exercise price of $13.50 per share (the vesting of which was accelerated to June 30, 1998, as a result of achieving a predetermined goal) and 150,000 shares at an exercise price of $20.75 per share.

(5) Includes options currently exercisable to purchase 10,000 shares at an exercise price of $21.56 per share and 5,000 shares at an exercise price of $16.13 per share.


(6) Includes options currently exercisable to purchase 4,500 shares at an exercise price of $14.67 per share, 4,500 shares at an exercise price of $13.33 per share, 4,500 shares at an exercise price of $14.92 per share, 3,000 shares at an exercise price of $18.42 per share, 1,500 shares at an exercise price of $21.58 per share, 10,000 shares at an exercise price of $21.56 per share and 5,000 shares at an exercise price of $16.13 per share.

(7) Includes 1,500 shares held by the William B. Greene Trust, of which Mr. Greene serves as a trustee.


(8) Includes options currently exercisable to purchase 4,500 shares at an exercise price of $14.67 per share, 1,500 shares at an exercise price of $13.33 per share, 4,500 shares at an exercise price of $14.92 per share, 3,000 shares at an exercise price of $18.42 per share, 1,500 shares at an exercise price of $21.58 per share, 10,000 shares at an exercise price of $21.56 per share and 5,000 shares at an exercise price of $16.13 per share.

(9) Includes options currently exercisable to purchase 5,000 shares at an exercise price of $16.13 per share.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, executive officers and persons who own more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. These directors, executive officers and principal shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific dates by which these reports are to be filed and the Company is required to report in this Proxy Statement any failure during 1999 to file reports as required.

         Based solely on its review of the copies of reports furnished to the Company and written representations from certain of the Company's directors and executive officers that no other reports were required, the Company believes that all Section 16(a) reporting and filing requirements relating to ownership of the Common Stock were complied with during 1999.

                             EXECUTIVE COMPENSATION

SUMMARY ANNUAL COMPENSATION

         The following table reflects the compensation during 1999 and the two previous fiscal years of the Chief Executive Officer and the four other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 in 1999 (the "Named Executive Officers"). As a result of the undisclosed transactions described in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, the Company has restated below certain compensation information provided in its proxy statements delivered in connection with annual shareholders meetings held in the years 1995 through 1999:

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION                       LONG-TERM COMPENSATION AWARDS
                                        ---------------------------------------   ---------------------------------------------
                                                                                   Restricted     Securities
                                                                                  Stock Awards    Underlying
Name and Principal Position                           Annual       Other Annual      (No. of      Options (No.     All Other
Held as of December 31, 1999     Year    Salary       Bonus        Compensation      Shares)       of Shares)    Compensation(1)
----------------------------     ----    ------       -----        ------------      -------       ----------    ---------------
J. Donald Nichols,*              1999   $460,000     $      --      $      --       300,000(2)(3)         --      $   6,936
Chief Executive Officer          1998    385,000       392,000             --            --               --         12,841
                                 1997    325,000            (4)            --        22,263(4)       450,000          5,333

Elizabeth L. Nichols,**          1999    339,780       262,500             --       128,572(2)(5)         --          6,815
President                        1998    302,500       308,000             --            --               --         10,138
                                 1997    223,750            (4)            --        17,493(4)       225,000          3,877

Jeb L. Hughes,*                  1999    244,840            --             --        85,714(2)(6)         --         10,375
Senior Vice President of         1998    220,000       241,000        442,500(7)         --               --          5,578
Development, JDN                 1997    154,300            (4)       638,500(8)     18,743(4)       150,000          2,386
Development                      1996     58,825(9)    150,000        295,385(10)        --               --            453
                                 1995          +             +              +             +                +              +
                                 1994         ++            ++             ++            ++               ++             ++

William J. Kerley,***            1999    245,960       187,500             --        85,714(2)(11)        --          9,826
Chief Financial Officer          1998    220,000       224,000             --            --               --         10,334
                                 1997    170,000            (4)            --        12,722(4)       150,000         10,058

C. Sheldon Whittelsey, IV*       1999    191,744            --             --            --               --          5,044
Vice President,                  1998    176,000       207,200        442,500(7)         --               --          6,320
JDN Development                  1997    130,000            (4)       638,500(8)     13,535(4)       112,500          2,250
                                 1996    100,000       100,000        269,551(12)        --               --          2,000
                                 1995    100,000        50,000        591,501(13)        --               --             --
                                 1994     61,871            --        100,000(14)        --               --             --

---------------

*        Resigned as an executive officer effective February 13, 2000. Mr.
         Hughes was deemed to be an executive officer of JDN Realty Corporation for SEC reporting purposes by virtue of his position with JDN Development.
**       Resigning as an executive officer, to be effective September 1, 2000.
***      Resigned as an executive officer effective April 11, 2000.
+ Engaged as an independent contractor for JDN Development in 1995 and a portion of 1996.
++ Not employed or engaged as an independent contractor by JDN Development or the Company in 1994.

(1) Represents (a) contributions by the Company to its Savings and Profit Sharing Plan (a 401(k) plan) allocated to the account of the Named Executive Officer and (b) the portion of automobile lease payments made by the Company that have been allocated to non-business uses by the Named Executive Officer.

(2) The restrictions imposed on the award of restricted stock as performance shares under the Long Term Incentive Plan (the "LTIP") lapse and such shares become vested as a result of the participant's continued employment with or engagement as a consultant or advisor by the Company through the date which is ten years after the grant date; provided, however, up to 10% of such shares were to become vested in 1999 if the participant achieved the performance criteria adopted by the Compensation Committee and, beginning in calendar year 2000 and in each calendar year thereafter, up to 20% of such shares will become vested each year that the participant achieves the performance criteria adopted by the Compensation Committee for the year. Messrs. Nichols and Hughes have forfeited all awards under the LTIP. Mr. Kerley has forfeited all shares except 3,143 shares awarded under the LTIP.

(3) Value of $6,018,750 based upon the closing price of the Common Stock of $20.06 per share as reported on the New York Stock Exchange on August 24, 1999, the date of grant of the performance shares. All of these shares have been forfeited by Mr. Nichols.

(4) Based on the deferred bonus plan adopted by the Board of Directors for 1997, the Named Executive Officer was awarded Restricted Stock in lieu of cash bonuses for 1997. The number of shares of Restricted Stock awarded represents twice the dollar amount of cash bonus deferred by the Named Executive Officer divided by the closing price of the Common Stock on February 27, 1998, which was $22.18 per share. The Restricted Stock vests 25% each March 1 beginning in 1999 if the Named Executive Officer continues to be employed by the Company or JDN Development on the vesting date. Dividends are paid to each Named Executive Officer on his or her shares of Restricted Stock.

(5)      Value of $2,579,476 calculated as described in note 3.


(6) Value of $1,719,637 calculated as described in note 3. All of these shares have been forfeited by Mr. Hughes.


(7) Represents half of the estimated fair value on the conveyance date of property received by ALA Associates, Inc. ("ALA"), an entity owned 50% by the Named Executive Officer plus half of a commission fee paid to ALA. The total amounts of property received by ALA in 1998 included the following: 1.173 acres in Stone Mountain, Georgia with an estimated fair value of $211,000 on January 15, 1998; 1.674 acres in Macon, Georgia with an estimated fair value of $92,000 on January 13, 1998;
         1.976 acres in Douglasville, Georgia with an estimated fair value of $211,000 on March 20, 1998; and 1.943 acres in Opelika, Alabama with an estimated fair value of $271,000 on October 26, 1998. Total commissions received by ALA included $100,000 on property sold in Woodstock, Georgia in January 1998.

(8) Represents half of the estimated fair value on the conveyance date of property received by ALA, an entity owned 50% by the Named Executive Officer. The total amounts received by ALA in 1997 included the following: 1.089 acres in Woodstock, Georgia with an estimated fair value of $203,000 on March 14, 1997; 1.229 acres in Pleasant Hill, Georgia with an estimated fair value of $174,000 on April 10, 1997;
         2.34756 acres in Alpharetta, Georgia with an estimated fair value of $900,000 on October 14, 1997.

(9) Engaged as an independent contractor from January 1, 1996 to May 31, 1996 and as an employee of JDN Development for the remainder of the year.


(10) Represents (a) commissions paid to the Named Executive Officer for leasing services in the amount of $25,834; and (b) half of the estimated fair value on the conveyance date of property received by ALA, an entity 50% owned by the Named Executive Officer. The total amounts received by ALA in 1996 included the following: 1.087 acres in Winston-Salem, North Carolina with an estimated fair value of $220,101 on June 25, 1996; 1.0 acres in Warner Robins, Georgia with an estimated fair value of $145,000 on June 25, 1996; and 1.351 acres in West Cobb, Georgia with an estimated fair value of $174,000 on November 7, 1996.

(11) Value of $1,719,637 calculated as described in note 3. All but 3,143 of these shares have been forfeited by Mr. Kerley.


(12) Represents half of the estimated fair value on the conveyance date of property received by ALA, an entity owned 50% by the Named Executive Officer. The total amounts received by ALA in 1996 included the following: 1.087 acres in Winston-Salem, North Carolina with an estimated fair value of $220,101 on June 25, 1996; 1.0 acres in Warner Robins, Georgia with an estimated fair value of $145,000 on June 25, 1996; and 1.351 acres in West Cobb, Georgia with an estimated fair value of $174,000 on November 7, 1996.

(13) Represents half of the consulting fees, commissions and estimated fair value of property received by ALA, an entity owned 50% by the Named Executive Officer. The total amounts received by ALA in 1995 included the following: (a) consulting fees in connection with the purchase of land by JDN Development in (i) Newnan, Georgia on April 3, 1995 in the amount of $300,382, (ii) Canton, Georgia on August 3, 1995 in the amount of $208,000, and (iii) Cartersville, Georgia on January 5, 1995 in the amount of $400,620; (b) commissions shared with brokers in connection with the purchase of land by JDN Development in Steubenville, Ohio on July 27,1995 in the amount of $75,000; and (c)
         0.688 acres in Cumming, Georgia with an estimated fair of $199,000 on November 1, 1995.

(14) Represents commissions shared by the Named Executive Officer with a broker in connection with the purchase of land by the Company in Burlington, Ohio in June 1994.

STOCK OPTION AND SAR GRANTS

         The Company granted no stock options or SARs to the Named Effective Officers in 1999.

OPTION EXERCISES AND YEAR-END VALUES

         The following table provides certain information with respect to the Named Executive Officers concerning the exercise of options during 1999 and with respect to unexercised options at December 31, 1999. No stock appreciation rights were outstanding in 1999.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF
                                                            SECURITIES UNDERLYING
                                                               UNEXERCISED OPTIONS
                                    SHARES                     AT FISCAL YEAR-END         VALUE OF UNEXERCISED
                                 ACQUIRED ON    VALUE     ---------------------------   IN-THE-MONEY OPTIONS AT
NAME                               EXERCISE    REALIZED   EXERCISABLE   UNEXERCISABLE     FISCAL YEAR-END (1)
----                               --------    --------   -----------   -------------     -------------------
J. Donald Nichols (2)                 --           --      1,136,049          150,000        $1,528,841

Elizabeth L. Nichols (3)              --           --        390,209           75,000           437,253

William J. Kerley (4)                 --           --        200,962           50,000           185,510

Jeb L. Hughes (5)                     --           --        100,000           50,000                --

C. Sheldon Whittelsey, IV (5)         --           --         75,000           37,500                --

---------------
(1) Based on the closing price of the Common Stock of $16.125 per share as reported on the New York Stock Exchange on December 31, 1999, less the exercise price of the options. All unexercised in-the-money options held by the Named Executive Officers were exercisable as of December 31, 1999.

(2)      Forfeited all stock options effective as of April 12, 2000.

(3) Options to purchase 225,000 shares of Common Stock at an exercise price of $20.75 per share to be forfeited in 2000. See "EXECUTIVE COMPENSATION - Employment Contracts and Change-in-Control Arrangements."

(4) All stock options expired effective as of 90 days after April 11, 2000, the effective date of Mr. Kerley's separation from the Company.


(5)      Forfeited all stock options effective as of February 13, 2000.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

         As of December 31, 1999, the Company had entered into employment agreements with three of the Named Executive Officers. The status of the Company's and JDN Development's employment arrangements with each Named Executive Officer is described below:

         The Company's current employment agreement with Elizabeth L. Nichols became effective on December 1, 1996. On July 24, 2000, the Company announced that Ms. Nichols will resign as a Director of the Company, to be effective August 20, 2000, and as the President of the Company, to be effective September 1, 2000. The severance agreement entered into by the Company with Ms. Nichols provides Ms. Nichols with a severance payment of $1,960,000 in cash, payable in two equal installments of $980,000 each on September 1, 2000 and December 1, 2000. Ms. Nichols will also receive the cash value of current accrued vacation time in the amount of $42,404. Ms. Nichols was provided the option to purchase the automobile she uses as an employee of the Company. The Company has agreed to pay Ms. Nichols $1,000 per each day during which consulting services are requested of and provided by Ms. Nichols through December 31, 2000.

         Under the terms of her severance agreement, Ms. Nichols will retain options to purchase 75,000 shares of Common Stock at an exercise price of $13.50 per share and 165,208 shares at an exercise price of $14.67 per share. The Company has agreed to extend the date through which Ms. Nichols may exercise these options to June 30, 2001. Ms. Nichols will forfeit her options to purchase 225,000 shares of Common Stock at an exercise price of $20.75 per share. Ms. Nichols will retain 8,746 unvested shares of Common Stock awarded to her pursuant to the Company's Deferred Bonus Plan and 128,572 unvested shares of Common Stock awarded to her pursuant to the Company's Long-Term Incentive Plan ("LTIP"). The Company has agreed to treat the Deferred Bonus Plan shares and the LTIP shares as fully vested as of September 1, 2000.

         The Company has agreed to indemnify and advance expenses to Ms. Nichols for certain liabilities arising from actions taken against Ms. Nichols by reason of her status as a director, officer and employee of the Company, but only to the extent previously provided for under the Company's Charter, Bylaws, the terms of Ms. Nichols' employment agreement and applicable law. Ms. Nichols has agreed not to contact, solicit or do business with customers, clients or tenants of the Company whose identity she obtained or with whom she developed a business relationship through her association with the Company, and has agreed not to entice or induce any employee of the Company to leave the employment of the Company, for a period of two years after September 1, 2000. Ms. Nichols has further agreed not to take certain extraordinary actions by virtue of her continuing status as a shareholder of the Company, including actions that could affect the control or management of the Company, for a period of one year after September 1, 2000. The Company has agreed to waive the non-competition provisions contained in Ms. Nichols' employment agreement.

         On February 13, 2000, J. Donald Nichols resigned as Chief Executive Officer of the Company and President of JDN Development. Effective April 12, 2000, Mr. Nichols resigned as Chairman of the Company and from any other position as an employee, officer or director he had with the Company and its affiliates. On May 19, 2000, Mr. Nichols sold his controlling equity interest in JDN Development to W. Fred Williams, current President of JDN Development.

         Under the terms of the severance agreement entered into by the Company and JDN Development with Mr. Nichols, pursuant to which Mr. Nichols' employment agreement with the Company was terminated, the Company cancelled (i) vested stock options to purchase 1,286,049 shares of Common Stock (at exercise prices between $13.50 and $20.75), (ii) all of Mr. Nichols' 300,000 unvested shares of Common Stock that had been issued to him under the Company's LTIP, and (iii) 11,131 unvested shares of Common Stock that had been issued to him under the Company's Deferred Bonus Plan and Mr. Nichols forfeited cash bonuses deferred under the Deferred Bonus Plan. Mr. Nichols also agreed that he would have no right to any bonus for 1999, and forfeited any claim to substantial severance payments under the terms of his employment agreement. The Company and JDN Development agreed to pay Mr. Nichols a total consulting fee of $175,000 for three months of consulting services and transferred to him the automobile he had used as an employee. The Company and JDN Development entered into a limited release of Mr. Nichols in connection with the undisclosed compensation, certain undisclosed related party transactions and the costs of the investigation by the special committee. The Company and JDN Development agreed to advance expenses to Mr. Nichols for claims asserted against him by reason of his former status as a director, officer and employee of the Company and JDN Development, but only to the extent previously provided for under the terms of their respective Charter, Bylaws, the terms of Mr. Nichols' employment agreement and applicable law.

         On February 13, 2000, C. Sheldon Whittelsey, IV resigned as Vice President, Development of the Company and as Vice President of JDN Development. On that same date, Jeb L. Hughes resigned as Senior Vice President of Development, JDN Development. Neither Mr. Whittelsey nor Mr. Hughes had an employment agreement with the Company or JDN Development. On June 14, 2000 the Company and JDN Development entered into a Separation and Partial Settlement Agreement ("Severance Agreement") with Messrs. Hughes and Whittelsey. Under the terms of the Severance Agreement, Messrs. Hughes and Whittelsey conveyed real property with an estimated fair value of $887,716 to JDN Development to reimburse JDN Development (i) $452,430 in fees received by Messrs. Hughes and Whittelsey from third parties, which were not properly authorized, (ii) $397,570 which represents a compromise between JDN Development and Messrs. Hughes and Whittelsey regarding the site work which had been performed by JDN Development on certain outparcels owned by Messrs. Hughes and Whittelsey through ALA Associates, Inc. ("ALA"), and (iii) $37,716 in cash for certain FICA tax payments made by JDN Development on their behalf with respect to the previously undisclosed compensation. In addition, Messrs. Hughes and Whittelsey conveyed to JDN Development title to a parcel of land which previously had been conveyed to Mr. Hughes and Mr. Whittelsey without the authorization of the Company or JDN Development. Messrs. Hughes and Whittelsey also agreed to and made certain federal income tax payments to the Internal Revenue Service on May 1, 2000 in connection with the previously undisclosed compensation. Because of their tax payments and a payroll withholding tax deposit made by JDN Development with respect to the same compensation, JDN Development has requested a refund of approximately $253,000 from the Internal Revenue Service. Messrs. Hughes and Whittelsey agreed to file applicable tax returns and pay all state taxes due and owing on the unreported compensation within 45 days of the signing of the severance agreement. Messrs. Hughes and Whittelsey have agreed to indemnify JDN Development for the full amount of any taxes, penalties and interest assessed to or paid by the Company or JDN Development as a result of the failure of Messrs. Hughes or Whittelsey or ALA to timely pay taxes in connection with the previously undisclosed payments and compensation. Messrs. Hughes and Whittelsey have also agreed not to seek payment of any bonus for 1999 and further agreed that Mr. Whittelsey's 10,150 unvested Deferred Bonus Plan shares and deferred cash bonuses were forfeited and that all of Mr. Hughes' 85,714 unvested LTIP shares and 14,056 unvested Deferred Bonus Plan shares and deferred cash bonuses were forfeited. Messrs. Hughes and Whittelsey will retain the eleven outparcels and fees which were authorized by Mr. Nichols, as President, director and controlling shareholder of JDN Development.

         The Company and JDN Development have entered into limited releases solely with respect to those undisclosed compensation and related party transactions involving Messrs. Hughes and Whittelsey. Neither the Company nor JDN Development presently intends to advance expenses to or indemnify Messrs. Hughes and Whittelsey in connection with any claims that may be asserted against them in connection with the undisclosed compensation and related party transactions.

         The Company's employment agreement with William J. Kerley was terminated pursuant to the resignation of Mr. Kerley as Chief Financial Officer of the Company, effective April 11, 2000. The severance agreement entered into by the Company and JDN Development with Mr. Kerley provided Mr. Kerley with an immediate severance payment of $200,000 in cash and provides that he will receive an additional $135,000 on December 29, 2000. Mr. Kerley also forfeited any claim to substantial severance payments under the terms of his employment agreement.

         Under the terms of his severance agreement, Mr. Kerley forfeited all unvested shares of Common Stock awarded to Mr. Kerley pursuant to the Company's LTIP and Deferred Bonus Plan and cash bonuses deferred under the Deferred Bonus Plan. Mr. Kerley retained ownership of all stock options and all vested shares of Common Stock awarded to Mr. Kerley pursuant to the LTIP and Deferred Bonus Plan.

         The Company and JDN Development have agreed to indemnify and advance expenses to Mr. Kerley for certain liabilities arising from actions taken against Mr. Kerley by reason of his former status as an officer and employee of the Company and JDN Development, but only to the extent previously provided for under their respective Charter, Bylaws, the terms of Mr. Kerley's employment agreement and applicable law.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation Committee of the Board of Directors are Messrs. Greene and Byrnes. There are no interlocks among the members of the Compensation Committee.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

         The following Compensation Committee Report on Executive Compensation and the Performance Graph included in this Proxy Statement shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE OVERVIEW

         The Compensation Committee has the responsibility for establishing a general compensation policy for the Company. The Compensation Committee is responsible for administering all of the Company's employee benefit plans, including any stock compensation plans, stock purchase plans, bonus plans, retirement plans, and medical, dental and insurance plans. Subject to the provisions of these employee benefit plans, the Compensation Committee must determine the individuals eligible to participate in each of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised.

         The Compensation Committee is comprised of independent Directors, neither of whom is or has been an employee of the Company. The Compensation Committee has from time to time utilized an independent compensation consultant to provide information in connection with its deliberations.

         The Compensation Committee intends for the Company's executive compensation program to attract, motivate and retain key employees of the Company, its subsidiaries and affiliated entities, and to provide for (i) base salaries competitive with those paid by comparable companies, (ii) variable annual incentives which would reflect contributions by key employees to the Company's annual performance objectives and (iii) a variable long-term incentive program utilizing equity ownership in the Company which would reflect contributions by key employees to the Company's achievement of longer-term goals.

EXECUTIVE COMPENSATION FOR 1999

         Executive compensation for the Company in 1999 was comprised of three elements: base salaries, cash bonus awards and non-cash performance awards in the form of restricted stock.

         Base Salaries. The Compensation Committee approves all increases in salaries paid to officers and senior employees of the Company who earn an annual base salary in excess of a threshold amount established in the Company's Bylaws. The threshold amount established in the Company's current Bylaws is $150,000.

         Salaries paid to Mr. Nichols, Ms. Nichols and Mr. Kerley in 1999 were established pursuant to employment agreements approved by the Board of Directors, which were entered into in December 1996. The employment agreements with Messrs. Nichols and Kerley were terminated in 2000. The employment agreement with Ms. Nichols will be terminated effective September 1, 2000. The Company has also entered into employment agreements with David L. Henzlik, Vice President and Director of Development, Leasing for JDN Development, John D. Harris, Jr., Vice President, Interim Chief Financial Officer, Secretary and Treasurer, and Leilani L. Jones, Vice President and Director of Property Management and Assistant Secretary, under which the base salary is subject to adjustment by the Compensation Committee on an annual basis. In 1999, the Compensation Committee approved adjustments to the annual base salaries of those executive officers whose base salaries exceeded the $150,000 threshold amount based on management's recommendations, which in turn were based on qualitative performance reviews of these individuals in light of the nature and significance of their positions, their experience in performing the tasks assigned to them, and their tenure with and general contributions to the Company.

         Cash Bonus Awards. The Company awarded cash bonuses in February 2000 to executive officers of the Company based on 1999 performance with the exceptions noted below. Pursuant to the terms of their severance agreements, Messrs. Nichols, Hughes and Whittelsey agreed that they had no rights to any cash bonuses for 1999. The bonuses awarded to Ms. Nichols and Mr. Kerley were based on the Company's having exceeded a predetermined level of rate of growth in FFO in 1999. The bonus criteria were established by the Compensation Committee in 1999 based on a review of the Company's executive compensation program at that time in consultation with an outside compensation consultant. The bonuses awarded to the remaining executive officers were based upon the results achieved in 1999 in three categories, weighted 30% on corporate performance (further weighted 75% on a predetermined level of rate of growth in FFO and 25% on a predetermined level of total return to shareholders) and 70% on business unit (departmental) and individual performance. The weighting between departmental and individual performance was determined by management depending on the executive officer and the department to which he or she was assigned. FFO growth was measured prior to adjustment for tenant settlements and a reduction in the Company's equity investment in JDN Development, which reduced FFO in 1999.

         Performance Awards. In August 1999, the Company granted shares of restricted stock to the following Named Executive Officers in the amounts indicated: J. Donald Nichols, 300,000 shares; Elizabeth L. Nichols, 128,572 shares; Jeb L. Hughes, 85,714 shares and William J. Kerley, 85,714 shares. The restrictions imposed on the award of restricted stock as performance shares under the Long Term Incentive Plan (the "LTIP") lapse and such shares become vested as a result of the participant's continued employment with or engagement as a consultant or advisor by the Company through the date which is ten years after the grant date; provided, however, up to 10% of such shares were to become vested in 1999 if the participant achieved the performance criteria adopted by the Compensation Committee and, beginning in calendar year 2000 and in each calendar year thereafter, up to 20% of such shares will become vested each year that the participant achieves the performance criteria adopted by the Compensation Committee for the year. Messrs. Nichols and Hughes have forfeited all awards under the LTIP. Mr. Kerley has forfeited all but 3,143 shares awarded under the LTIP.

CHIEF EXECUTIVE OFFICER COMPENSATION

         As Chairman and Chief Executive Officer of the Company, Mr. Nichols was paid a salary in 1999 of $460,000. Mr. Nichols' annual base salary was set under his 1996 employment agreement based on the Compensation Committee's review of a report on executive compensation for other REITs prepared by an outside compensation consultant. Under the terms of his employment agreement, Mr. Nichols was entitled to an annual bonus at the discretion of the Compensation Committee, and was entitled to participate in the Company's stock option plans and other benefit programs generally available to executive officers of the Company. Pursuant to the terms of a severance agreement between the Company and Mr. Nichols, Mr. Nichols' employment agreement has been terminated.

         The Compensation Committee has engaged an independent compensation consultant to assist the Compensation Committee in creating a competitive compensation package for Craig Macnab, who has served as the Company's Chief Executive Officer since April 12, 2000 but with whom the Company has no written employment agreement.

COMPENSATION PLANNING FOR 2000

         Management of the Company engaged an independent compensation consultant in 1999 to provide recommendations for a comprehensive compensation policy in light of the Company's strategic plan with the goal of adopting a performance-based compensation program specifically related to criteria that reflect the Company's performance using quantifiable measures. The Compensation Committee reviewed with management the recommendations contained in the report prepared by the consultant with the goal of implementing a compensation policy providing for salary increases, cash bonuses and non-cash incentive awards based on both qualitative and quantitative measures of executives' performance within the framework of the Company's strategic plan. It is currently anticipated that the Compensation Committee will continue to implement some form of the compensation plan adopted in 1999, augmented in 2000 by incentive awards of restricted stock and stock options under the JDN Realty Corporation 1993 Incentive Stock Plan and the LTIP. The vesting schedule for incentive awards to executive officers generally will be based on a combination of years of service by the individual and the Company's achieving predetermined levels of performance to be established by the Compensation Committee in consultation with management.

SECTION 162(M)

         Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction by a public company for compensation in excess of one million dollars paid to the company's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the limitation on deductibility if certain requirements are met. In 1999, no executive named in the Summary Compensation Table above received compensation exceeding the threshold for deductibility under Section 162(m).

         Generally, the Compensation Committee intends to structure the performance-based portion of the compensation of the Company's executive officers in a manner that complies with Section 162(m) to the extent necessary to maximize the corporate tax deduction while enabling the Company to attract and retain qualified executives. The Compensation Committee does, however, have the authority and reserves the discretion to authorize non-deductible compensation to reward performance that increases the long-term value of the Company.


                                    COMPENSATION COMMITTEE



                                    William B. Greene, Chairman

                                    William G. Byrnes

                          COMPARATIVE PERFORMANCE GRAPH

         Rules promulgated by the SEC require that the Company include in this Proxy Statement a line graph that compares the yearly percentage change in cumulative total shareholder return on the Common Stock with (a) the performance of a broad equity market indicator and (b) the performance of a published industry index or peer group index. The following graph compares the yearly percentage change in the return on the Common Stock since December 31, 1994 with the cumulative total return on the Standard and Poor's 500 Index and the Total Return Index for Equity REITs, published by The National Association of Real Estate Investment Trusts, Inc. ("NAREIT"). The graph assumes the investment of $100 on December 29, 1994 and that all dividends were reinvested.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                     FOR THE PERIOD ENDING DECEMBER 31, 1999


                                                 Cumulative Total Return
                             --------------------------------------------------------
                              12/94     12/95     12/96     12/97     12/98     12/99
JDN REALTY CORPORATION       100.00    122.07    163.38    204.31    217.38    175.98
S & P 500                    100.00    137.58    169.17    225.61    290.09    351.13
NAREIT EQUITY REIT           100.00    115.27    155.92    187.51    154.69    147.54

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In December 1994, JDN Development was formed to develop retail shopping center properties. The Company owns 100% of the non-voting common stock and 1% of the voting common stock of JDN Development, and receives 99% of any dividends or other distributions paid by JDN Development. W. Fred Williams, an executive officer of the Company, is the sole member of JDN Development's board of directors. Mr. Williams has the ability to elect future boards of directors and to effectively control JDN Development. Mr. Williams owns 99% of the voting common stock of JDN Development and receives 1% of any dividends or other distributions paid by JDN Development. As of December 31, 1999, the Company had contributed, loaned or advanced approximately $131.5 million to JDN Development. The shareholders of JDN Development also make capital contributions to JDN Development as needed for development projects. As of December 31, 1999, the Company guaranteed all or portions of two loans of JDN Development in the amount of $16.3 million. The loans were secured by property owned by JDN Development and are due in 2000. In June 2000, JDN Development satisfied one of these loans in full and reduced the balance on the remaining loan to $3.5 million.

         In February 2000, the Company announced that it had discovered undisclosed compensation arrangements and related party transactions with certain executive officers of the Company and JDN Development. The undisclosed compensation arrangements were in the form of payments by the Company or JDN Development for the purchase of land on behalf of ALA Associates, Inc. ("ALA"), an entity owned by Jeb L. Hughes, former Senior Vice President of JDN Development, and C. Sheldon Whittelsey, IV, former Vice President of the Company and JDN Development and in the form of payments of fees and commissions to ALA from sellers of land to the Company or JDN Development. The undisclosed related party transactions consisted of sales of land by JDN Development to entities in which Mr. Hughes and Mr. Whittelsey directly or indirectly held an interest. Additional undisclosed related party transactions included amounts paid by the Company and JDN Development for services rendered by companies in which Mr. Hughes and Mr. Whittelsey directly or indirectly held an ownership interest or
J. Donald Nichols held an ownership interest. In addition, the Company discovered that Mr. Hughes and Mr. Whittelsey received certain unauthorized benefits from or through JDN Development. These benefits included unauthorized receipt by ALA of commissions and fees related to real estate transactions consummated by JDN Development, unauthorized site improvements to land held by ALA and the unauthorized conveyance of one parcel of land to ALA.

         As a result of the Company's discovery of the undisclosed compensation arrangements and related party transactions, a special committee of non-management members of the Board of Directors was formed to conduct an inquiry into matters related to the undisclosed compensation arrangements and related party transactions and their effect on the Company's financial statements and credit agreements. The special committee of the Board of Directors concluded the fact-finding portion of this inquiry in May 2000. The Company has determined, based on the findings of the special committee, generally as follows.

UNDISCLOSED COMPENSATION ARRANGEMENTS

         Between 1994 and 1998, in connection with the purchase of land associated with eleven of its development projects, JDN Development either directly deeded or directed third-party sellers to deed parcels of land to ALA for no consideration. The conveyances to ALA were authorized by J. Donald Nichols and occurred on projects in Cumming, Warner Robins, West Cobb, Woodstock, Pleasant Hill, Alpharetta, Stone Mountain, Macon, and Douglasville, Georgia; Winston-Salem, North Carolina; and Opelika, Alabama. Through ALA, Mr. Hughes and Mr. Whittelsey received an approximate aggregate value of $2,800,500 in compensation as a result of these outparcel conveyances.

         In connection with the purchase of land by JDN Development in Cartersville, Georgia in December 1994, Newnan, Georgia in April 1995, and Canton, Georgia in August 1995, Mr. Hughes and Mr. Whittelsey received compensation in the form of fees paid to ALA directly from the third-party sellers of the land. These fees were approved by Mr. Nichols and were evidenced in written agreements between the sellers and ALA. Mr. Hughes and Mr. Whittelsey received an aggregate of approximately $908,000 in compensation in connection with these fees.

         Mr. Hughes and Mr. Whittelsey also received compensation through ALA in the form of commissions split or shared with real estate brokers in connection with the purchase of land by the Company in Burlington, Ohio in June 1994; by JDN Development in Steubenville, Ohio in July 1995; and by JDN Development in Woodstock, Georgia in January 1998. These shared commissions were authorized by Mr. Nichols. Mr. Hughes and Mr. Whittelsey received an aggregate of approximately $375,000 in compensation in connection with these commissions.

         See "EXECUTIVE COMPENSATION-Summary Annual Compensation" for further information on these compensation arrangements.

RELATED PARTY TRANSACTIONS

         The related party transactions, which took place from 1995 through 1999, involved the sale of real estate by JDN Development to partnerships in which ALA held an interest and amounts paid by the Company and JDN Development to entities in which Mr. Nichols or Mr. Hughes or Mr. Whittelsey held an interest.

         In January and April 1995, in two purchases from two third-party sellers, JDN Development purchased 58.8 acres of land in Newnan, Georgia for $5,050,000. In May 1995, JDN Development entered into an agreement (the "Purchase Agreement") with Morris Investments, Inc. for the sale of five outparcels totaling approximately eight acres of this land (the "Newnan Outparcels") for a price of $1,700,000. In March 1996, Morris Investments, Inc. assigned the Purchase Agreement to New Peach Partners, L.P. ("New Peach"), and JDN Development sold 6.2 acres of the Newnan Outparcels to New Peach for $1,250,000. In April 1996, ALA purchased a 50% limited partnership interest in New Peach for nominal consideration. ALA, along with the other New Peach partners, guaranteed certain debt of New Peach. In December 1996, New Peach purchased the remaining acreage of the Newnan Outparcels from JDN Development for $450,000.

         In December 1997, WHF, Inc. ("WHF"), a wholly owned subsidiary of JDN Development, sold a tract of land in Woodstock, Georgia to Woodstock Corners, L.L.L.P. ("Woodstock Corners") for $510,000 and a note receivable in the amount of $2,040,000. At the time of the sale, the tract of land was subject to a lease with Kmart Corporation. WHF and Woodstock Corners entered into a related agreement which gave Woodstock Corners the right to acquire improvements to the Kmart building which WHF was to construct in 1998. In December 1998, ALA purchased a 49.5% limited partnership interest in Woodstock Corners from two third parties, and Woodstock Corners purchased the Kmart improvements from WHF, paid a $1,000,000 development fee to WHF and repaid WHF the note receivable with accrued interest.

         In November 1996, Mr. Hughes, Mr. Whittelsey and Trenton D. Turk formed GeoSurvey, Ltd. Co. ("GeoSurvey"). Mr. Hughes and Mr. Whittelsey each owned a 25% interest in GeoSurvey, and Mr. Turk owned a 50% interest in GeoSurvey. During the years 1996 through 1999, GeoSurvey performed survey work for the Company and JDN Development. The Company paid for services provided by GeoSurvey in the amounts of $68,770 in 1997, $10,639 in 1998, and $17,553 in 1999. JDN
Development paid for services provided by GeoSurvey in the amounts of $91,360 in 1996, $260,348 in 1997, $243,322 in 1998, and $350,292 in 1999.

         Comm-Aviation, LLC ("Comm-Aviation") is a Tennessee limited liability company, which was formed in May 1996. Mr. Nichols owned a 99% interest in Comm-Aviation. During the years 1995 through 1999, Comm-Aviation provided charter flight service to the Company and JDN Development. The Company paid Comm-Aviation $150 in 1995, $27,379 in 1996, $127,555 in 1997,

$207,766 in 1998 and $126,043 in 1999. JDN Development paid Comm-Aviation $34,422 in 1996, $110,691 in 1997, $77,756 in 1998, and $80,575 in 1999.

         Lightyear Holdings, Inc. (formerly Unidial Holdings, Inc.) ("Lightyear") is a privately-held integrated communications provider headquartered in Louisville, Kentucky. Mr. Nichols beneficially owned 31% of the issued and outstanding common shares of Lightyear through June 2, 2000. Craig Macnab, a member of the Company's Board of Directors and the Company's current Chief Executive Officer, was also a board member of Lightyear from August 1996 until April 2000. During the years 1994 through 1999, Lightyear provided telecommunication services to the Company and JDN Development. The Company paid Lightyear for services provided to the Company the following amounts: $2,179 in 1994, $20,794 in 1995, $29,183 in 1996, $47,932 in 1997, $41,132 in 1998 and
$48,664 in 1999. JDN Development paid Lightyear $17,425 in 1998 and $17,928 in 1999.

UNAUTHORIZED BENEFITS

         Between 1995 and 1999, Mr. Hughes and Mr. Whittelsey received certain unauthorized benefits from or through JDN Development. As described below, these benefits involved shared commissions with real estate brokers, the performance of site work on the eleven outparcels described above, the receipt of an assignment fee, and the conveyance of a parcel of land.

         During the years 1995 through 1998, Mr. Hughes and Mr. Whittelsey received unauthorized payments through ALA in the form of commissions split or shared with real estate brokers in connection with the purchase of land by JDN Development. ALA received $102,960 in connection with JDN Development's purchase of land in Cumming, Georgia in November 1995 and $45,000 in connection with JDN Development's purchase of land in Beaver Valley, Pennsylvania in June 1996.

         Between 1996 and 1999, JDN Development also performed unauthorized site work for ALA on the eleven outparcels described above. The estimated value of this site work is as follows:

                     Year                             Amount
                     ----                            --------
                     1996                            $  9,682

                     1997                             290,284

                     1998                             371,461

                     1999                             298,719
                                                     --------
                                                     $970,146
                                                     ========

         In February 1996, Morris Development Corporation ("Morris Development") entered into a contract with another third party to purchase land in Winston-Salem, North Carolina. In July 1996, Morris Development assigned the contract to JDN Development for $304,470. Morris Development then made payment of an assignment fee to ALA in the amount of $304,470. In December 1994, the sellers of a tract of land in Cartersville, Georgia directly deeded a .508 acre tract of land to ALA for no apparent consideration. Neither of these transactions was authorized by JDN Development or the Company.

         In September 1999, Mr. Hughes and Mr. Whittelsey, through ALA, received from a third-party seller a $250,000 unauthorized fee in connection with the purchase of land by JDN Real Estate--Conyers, L.P. In January 2000, ALA repaid this amount in its entirety.

OTHER

         In March 1994, Mr. Nichols individually entered into agreements with each of Mr. Hughes and Mr. Whittelsey and issued personal promissory notes to them without disclosing such arrangements to the Company's Board of Directors or other members of management. Mr. Hughes was, at the time, an independent contractor providing consulting services to Mr. Nichols and Mr. Whittelsey was an employee and executive officer of the Company. The agreement with Mr. Hughes provided for Mr. Nichols to pay or cause to be paid to Mr. Hughes $100,000 per year in consideration for Mr. Hughes dedicating time and effort to the completion of certain shopping center properties being developed by the Company. Mr. Nichols also agreed to pay Mr. Hughes and Mr. Whittelsey a $200,000 fee for services provided in connection with the Company's Cartersville, Georgia project. In this agreement, Mr. Hughes released Mr. Nichols and the Company, among others, from any claims as to profit or ownership participation in any assets owned by Mr. Nichols or his affiliates and agreed to keep confidential the existence of the agreement and the related promissory note.

         Mr. Whittelsey's agreement was substantially identical to Mr. Hughes' except that, instead of providing for independent contractor services, it provided for Mr. Whittelsey's service as Vice President of Development of the Company for a one-year term after the Company's initial public offering. The Compensation Committee of the Company's Board of Directors was unaware of and did not approve the arrangements with Mr. Whittelsey, who was at the time an executive officer of the Company.

         Mr. Nichols issued a promissory note to Mr. Hughes in the principal amount of $1,000,000 payable without interest by Mr. Nichols in quarterly installments of $83,333 beginning September 29, 1994. Mr. Nichols issued a similar promissory note to Mr. Whittelsey in the principal amount of $750,000 payable without interest by Mr. Nichols in quarterly installments of $62,500. The Company has been advised that Mr. Nichols made payments to Jeb Hughes of $51,332 during 1994. It is not known to the Company whether those payments were pursuant to the above-referenced agreements, notes or otherwise.

         The Company has been advised by Messrs. Nichols, Hughes and Whittelsey that no amounts are being claimed by Messrs. Hughes and Whittelsey under the promissory notes.

         For additional information on the undisclosed compensation arrangements and related party transactions, see the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

LEGAL PROCEEDINGS

         On July 21, 2000, a lawsuit was filed against the Company, as a nominal defendant, and against individual defendants J. Donald Nichols, Elizabeth L. Nichols, Craig Macnab, Philip G. Satre, William G. Byrnes, Haywood D. Cochrane, Jr., William B. Greene, Jeb L. Hughes, C. Sheldon, Whittelsey, IV and William J. Kerley in the United States District Court for the Northern District of Georgia, Atlanta Division. The plaintiff purports to bring the suit as a derivative action, alleging that from 1994 through 1999 the individual defendants violated certain duties in connection with the undisclosed compensation arrangements and unauthorized benefits described above. The complaint alleges claims for breach of fiduciary duty, abuse of control, waste of corporate assets, unjust enrichment and gross mismanagement, and seeks injunctive relief and damages. As a result of the inherent uncertainties of the litigation process, the Company is unable to predict the outcome of this litigation. Regardless of the outcome, this proceeding could be costly, time consuming and a diversion to management.

                               GENERAL INFORMATION

SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         All shareholder proposals that are to be included in the Company's proxy statement for business to be conducted at the Company's annual meeting next year must, in addition to meeting the requirements of SEC Rule 14a-8, be submitted in writing to the Company at its executive offices at 359 East Paces Ferry Road, Suite 400, Atlanta, Georgia 30305, not later than April 3, 2001; provided, however, that if the date of next year's annual meeting is changed by more than 30 days from the date of the 2000 Annual Meeting, then the deadline for submitting shareholder proposals to be included in the Company's proxy statement for the 2001 annual meeting will be set by the Company within a reasonable time before the date on which the Company first mails its proxy statement for that meeting. In addition, the Company's Bylaws require timely notice to the Company of all business to be submitted at each annual meeting of shareholders. For the 2001 annual meeting, such notice must be provided to the Company no earlier than April 3, 2001 and no later than May 3, 2001; provided, however, that if the date of next year's annual meeting is advanced by more than 30 calendar days or delayed by more than 60 calendar days from August 29, 2001, then a shareholder's notice must be received by the Company not earlier than the date which is 120 calendar days before the date on which the Company first mails its proxy statement to shareholders in connection with next year's annual meeting and not later than the date of the later to occur of (i) 90 calendar days before the date on which the Company first mails its proxy statement to shareholders in connection with next year's annual meeting of shareholders or
(ii) ten calendar days after the Company's first public announcement of the date of next year's annual meeting of shareholders.

COUNTING OF VOTES

         All matters specified in this Proxy Statement that are to be voted on at the Annual Meeting will be by written ballot or proxy. Inspectors of election will be appointed to, among other things, determine the number of shares outstanding, the shares represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes by ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result. Each proposal presented herein to be voted on at the Annual Meeting must be approved by the affirmative vote of the holders of the number of shares described under each such proposal.

         The inspectors of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions do not, however, constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast."

         The inspectors of election will treat shares represented by proxies that reflect "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, however, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

MISCELLANEOUS

         The Company will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. Certain of the Directors, officers and employees of the Company may, without any additional compensation, solicit proxies in person or by telephone.

         Management of the Company is not aware of any matters other than those described above which may be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies subject to the direction of the Board of Directors.

         A copy of the Company's 1999 Annual Report to Shareholders is being mailed with this Proxy Statement.

         FOR INFORMATION CONCERNING THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 AS FILED WITH THE SEC, AVAILABLE TO SHAREHOLDERS FREE OF CHARGE, PLEASE WRITE: CHARLES N. TALBERT, INVESTOR RELATIONS, JDN REALTY CORPORATION, 359 EAST PACES FERRY ROAD, SUITE 400, ATLANTA, GEORGIA 30305.

                                        By order of the Board of Directors,

                                        /s/ John D. Harris, Jr.

                                        John D. Harris, Jr.
                                        Corporate Secretary

August 3, 2000

                                   PROXY CARD
                              JDN REALTY CORPORATION
                     PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

    The undersigned hereby appoints Craig Macnab and John D. Harris, Jr., and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of JDN Realty Corporation, to be held on Tuesday, August 29, 2000, at 8:00 a.m. (Atlanta Time) at the JW Marriott Hotel Lenox at 3300 Lenox Road Northeast, Atlanta, Georgia 30326, and at any adjournment thereof.

    In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

    THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THE ABOVE NAMED PROXIES WILL VOTE (1) FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED BELOW, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY AND ITS SUBSIDIARIES FOR THE COMPANY'S 2000 FISCAL YEAR, AND (3) IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                          (CONTINUED ON REVERSE SIDE)

1.  Election of Class III Directors. Nominees: Craig Macnab and Philip G. Satre.

    [ ] FOR nominees              [ ] AGAINST           [ ] WITHHOLD AUTHORITY
        listed (except withheld       nominees listed       to vote for any individual nominee. Write
        to the contrary)                                    name of nominee here:
                                                                                 --------------------

2. Ratification of the appointment of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for the Company's 2000 fiscal year.

    [ ]  FOR                      [ ]  AGAINST          [ ]  ABSTAIN

                                                Dated:                    , 2000
                                                      --------------------

                                                --------------------------------
                                                Signature

                                                --------------------------------
                                                Signature if held jointly

                                                IMPORTANT: Please sign exactly
                                                as your name or names appear on
                                                this proxy and mail promptly in
                                                the enclosed envelope. If you
                                                sign as agent or in any other
                                                capacity, please state the
                                                capacity in which you sign.